Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of April 6, 2015 (the “Effective Date”) by and between Fleetmatics Group PLC (the “Company”), Fleetmatics USA, LLC (the “U.S. Subsidiary”) and Jill Ward (the “Executive”).

1. Description.

The Executive shall initially serve as the Company’s President and Chief Operating Officer, with the Executive’s primary place of employment to be the U.S. Subsidiary’s headquarters, currently located in Waltham, Massachusetts. The Executive shall report to, take direction from and assume such duties and responsibilities consistent with her position as are assigned to her by, the Chief Executive Officer (the “CEO”) and the Board of Directors of the Company (the “Board”). The Executive shall devote her full working time and efforts to the business and affairs of the Company. Notwithstanding the foregoing, Executive may participate in (a) civic and charitable activities, (b) the management of Executive’s family and personal affairs, including her investments, (c) other business activities approved in writing by the Board and (d) serving as a member of non-profit and for-profit boards of directors, so long as such activities (i) do not interfere with the performance of Executive’s duties to the Company, and (ii) do not create a conflict of interest with the U.S. Subsidiary or the Company.

(a) Obligations. During Executive’s employment she will not engage in any other employment, occupations or consulting activity for any direct or indirect remuneration or any activity that would or may create a conflict of interest between Executive and U.S. Subsidiary or the Company, without the prior approval of the Board.

(b) Employment. U.S. Subsidiary will employ Executive on the terms and conditions set forth herein. Executive will receive her cash compensation and benefits from U.S. Subsidiary and U.S. Subsidiary will maintain and distribute employment-related records. The payment and performance of U.S. Subsidiary’s obligations under this Agreement are joint and several obligations of U.S. Subsidiary and the Company.

2. Term.

The term of this Agreement shall commence upon the Effective Date and, subject to Sections 7 and 8 of this Agreement, shall be “at will”. For purposes of this Agreement, the last day of the Executive’s employment with the Company shall be referred to as the “Date of Termination” and the time period between the Effective Date and the Date of Termination shall be referred to as the “Term”.

3. Compensation.

(a) Base Salary. Executive’s base salary shall be paid at the rate of four hundred thousand dollars ($400,000) per year, subject to review by the Compensation Committee of the Board of Directors (the “Compensation Committee”) for upward, but not downward, adjustment at the end of every fiscal year. The annual base salary in effect at any given time is referred to herein as “Base Salary”. The Base Salary shall be payable in accordance with U.S. Subsidiary’s normal payroll practices and be subject to the usual, required deductions and withholdings.

(b) Annual Bonus. Executive will be eligible to earn a bonus at an annual target equivalent to one hundred percent (100%) of the applicable annual Base Salary as set forth in Section 3(a) above; provided, however, that the Executive’s actual Annual Bonus for 2015 shall be three hundred six thousand eight hundred fifty dollars ($306,850). Except for 2015, the actual Annual Bonus amount shall be based on the achievement of corporate objectives and personal performance objectives. The Executive’s target, performance objectives and the achievement of those objectives shall be determined in the sole discretion of the Board or the Compensation

Committee, and where applicable, based on financial and other calculable results of the Company. The annual bonus in effect at any given time is referred to herein as the “Annual Bonus”. Except as otherwise provided herein, to earn any part of the Annual Bonus, the Executive must be employed by the U.S. Subsidiary on December 31 of the applicable bonus year (including in 2015). Any Annual Bonus shall be paid between January 1 and March 15 of the year following the year in which such Annual Bonus is earned.

(c) Equity. As soon as practicable after the Effective Date, the Company will grant the Executive equity in the form of seventy-five thousand (75,000) restricted stock units and seventy-five thousand (75,000) performance stock units under the Fleetmatics Amended and Restated 2011 Stock Option and Incentive Plan. The terms and conditions of the Executive’s awards of equity-based compensation, including vesting and forfeiture provisions, shall be governed by the Company’s applicable plans and agreements (collectively the “Equity Documents”) and this Agreement, provided that the terms and conditions of the grants of restricted stock units and performance stock units required by this Section 3(c) as soon as practicable after the Effective Date shall be consistent with the similar equity-based compensation awards granted to similarly-situated senior executives of the Company. The Compensation Committee shall review and consider granting Executive additional awards of equity-based compensation at least once during each year of the Term.

4. Employee Benefits.

During her employment, Executive will be entitled to participate in the employee benefit plans currently and hereafter maintained by the U.S. Subsidiary of general applicability to other senior executives of the U.S. Subsidiary residing in the United States of America. The Company and U.S. Subsidiary reserve the right to cancel or change the benefit plans and programs they offer to their employees at any time.

5. Vacation.

Executive will be entitled to paid vacation of four (4) weeks per year, accrued on a pro rata basis in accordance with U.S. Subsidiary’s vacation policy.

6. Expenses.

U.S. Subsidiary will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with U.S. Subsidiary’s expense reimbursement policy as in effect from time to time.

7. Termination/Severance.

Except as otherwise provided below, if Executive’s employment with the U.S. Subsidiary terminates for any reason, then except as specifically provided for in this Agreement or applicable Equity Documents, (i) all vesting will terminate immediately with respect to Executive’s then outstanding equity based awards not yet vested, (ii) all payments of compensation by the Company or U.S. Subsidiary to Executive hereunder will terminate immediately (except as to Base Salary earned through the last day of employment and Annual Bonus amounts already earned but not yet paid for the prior calendar year, if any). In addition, the following terms shall apply depending on the circumstances of the Executive’s termination:

(a) Termination Without Cause or Resignation for Good Reason Apart from a Change of Control. If either prior to or at any time other than the six (6)-month period that immediately follows a Change of Control, either (A) the Company or the U.S. Subsidiary terminates Executive’s employment without Cause; or (B) Executive resigns from employment for Good Reason, then, subject to Section 8, (i) Executive will be entitled to continue to receive her Base Salary until twelve (12) months from the Date of Termination (the “Severance Period”); (ii) if the Executive was participating in the Company’s group health, dental and/or vision plans immediately prior to the Date of Termination then, subject to the Executive electing and remaining eligible under the law known as COBRA, the Company shall pay the employer portion of the premiums for such plan(s) to the same extent as if the Executive had remained employed by the Company during the Severance Period; (iii) the

Executive will be entitled to receive her Annual Bonus for the year in which the Date of Termination occurs, prorated based on the achievement of then applicable corporate and personal performance metrics and the Date of Termination; and (iv) if the Date of Termination occurs prior to the one (1)-year anniversary of the Effective Date, twenty-five percent (25%) of any outstanding equity awards not yet vested shall become immediately vested upon Executive’s Date of Termination (collectively, the “Severance Benefits”).

(b) Termination Without Cause or Resignation for Good Reason within Six (6) Months after a Change of Control. If within six (6) months after a Change of Control (A) the Company or the U.S. Subsidiary terminates Executive’s employment without Cause, or (B) Executive resigns from employment for Good Reason, then, subject to Section 8, (i) Executive will be entitled to a lump sum payment equal to (x) the cash value of the salary continuation during the Severance Period; (y) the Annual Bonus for the year in which the Date of Termination occurs, prorated based on the achievement of then applicable corporate and personal performance metrics and the Date of Termination; and (z) if the Executive was participating in the Company’s group health and/or dental plan(s) immediately prior to the Date of Termination, a cash payment equal to the number of months in the Severance Period multiplied by the amount of monthly employer contribution that the Company would have made to provide health, dental and/or vision insurance to the Executive if the Executive had remained employed by the Company through the end of the Severance Period; and (ii) one hundred percent (100%) of any outstanding equity awards not yet vested shall become immediately vested upon Executive’s Date of Termination.

(c) Termination for Cause: Resignation without Good Reason. If Executive’s employment with the U.S. Subsidiary terminates voluntarily by Executive (except upon resignation for Good Reason), or for Cause by the Company, then (i) all vesting will terminate effective on the Date of Termination with respect to Executive’s outstanding equity awards not yet vested, (ii) all payments of compensation by the Company or U.S. Subsidiary to Executive hereunder will terminate immediately (except as to Base Salary earned through the Date of Termination and Annual Bonus amounts already earned but not yet paid for the prior calendar year, if any).

(d) Termination Upon Death or Disability. If Executive’s employment terminates due to Executive’s death or disability, then (i) all payments of compensation by the Company or U.S. Subsidiary to Executive hereunder will terminate immediately (except as to Base Salary through the Date of Termination and Annual Bonus amounts already earned but not yet paid for the prior calendar year, if any), (ii) Executive will only be eligible for severance benefits in accordance with the Company’s established policies, if any, as then in effect, and (iii) in addition to the number of shares that have would have vested as of the Date of Termination pursuant to the schedule set forth in applicable Equity Documents, a number of shares will vest equal to the number of shares that would have otherwise vested if Executive had remained employed with the U.S. Subsidiary through the one (1)-year anniversary of the Date of Termination. For the purposes of this Agreement, Executive’s employment may be terminated as a result of disability if Executive is disabled and unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of one hundred twenty (120) days (which need not be consecutive) in any twelve (12)-month period. If any question shall arise as to whether during any period Executive is disabled so as to be unable to perform the essential functions of Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. Notwithstanding the foregoing, such certification shall not be used to circumvent or reduce the time period of one hundred twenty (120) days in any twelve (12)-month period. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification within fifteen (15) days following a formal request by the Company, the Company’s determination of such issue shall be binding on the Executive. Nothing in this Section 7(d) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

8. Receipt of Severance: No Duty to Mitigate.

(a) Separation Agreement/Commencement of Severance Pay. The receipt of any severance payments, benefits or equity acceleration pursuant to Section 7 will be subject to Executive signing and not revoking a release agreement in favor of the Company and related persons and entities in a form reasonably required by the Company, provided such release agreement shall include carveouts in favor of the Executive with respect to existing indemnification rights, vested benefits pursuant to ERISA plans, vested equity interests pursuant to applicable Company plans and agreements and rights under this Agreement (the “Release”) and the expiration of the seven (7)-day revocation period for the Release, within sixty (60) days following the Date of Termination. No severance payments, benefits or equity acceleration will be paid or provided unless the Release becomes fully effective. The severance pay shall be paid as follows: (i) if provided pursuant to Section 7(a), the salary continuation during the Severance Period shall be paid in accordance with the Company’s payroll practices over the Severance Period commencing within sixty (60) days after the Date of Termination; provided, however, that if the sixty (60)-day period begins in one calendar year and ends in a second calendar year, the severance shall begin to be paid in the second calendar year, solely for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each salary continuation payment is considered a separate payment, and (ii) if provided pursuant to Section 7(b), the lump sum payment shall be paid within sixty (60) days of the Date of Termination, provided, however, that if the sixty (60)-day period begins in one calendar year and ends in a second calendar year, the severance shall begin to be paid in the second calendar year.

(b) Noncompetition Agreement. As a material term of this Agreement, the Executive hereby agrees to the terms of the Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement (the “Noncompetition Agreement”), attached hereto as Exhibit A and the terms of which are incorporated by reference herein. The receipt of any severance payments or benefits pursuant to Section 7 will be subject to Executive not violating the Non-Competition Agreement. In the event Executive breaches the Non-Competition Agreement the Company shall, in addition to all other legal and equitable remedies including the right to injunctive relief to restrain a breach, have the right to terminate or suspend all continuing payments and benefits to which Executive may otherwise be entitled pursuant to Section 7 without affecting the Executive’s obligations under the Noncompetition Agreement or the Release.

(c) No Duty to Mitigate. Executive will not be required to mitigate the Severance Benefits contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such Severance Benefits.

9. Definitions.

(a) Cause. For purposes of this Agreement, “Cause” is defined as (i) an act of dishonesty made by Executive in connection with Executive’s responsibilities as an employee that results in material injury to the Company, (ii) Executive’s conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude, (iii) Executive’s gross misconduct that results in material injury to the Company, (iv) Executive’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom Executive owes an obligation of nondisclosure as a result of Executive’s relationship with the Company; (v) Executive’s willful breach of any obligations under any written agreement or covenant with the Company; or (vi) Executive’s continued failure to perform her employment duties after Executive has received a written demand of performance from the Company which specifically sets forth the factual basis for the Company’s belief that Executive has not substantially performed her duties and has failed to cure such non-performance to the Company’s satisfaction within twenty (20) calendar days after receiving such notice.

(b) Change of Control. For purposes of this Agreement, “Change of Control” of the Company is defined as:

(i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) who is not a shareholder of the Company as of the date of this Agreement or an affiliate thereof is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(ii) a change in the composition of the Board occurring within a two-year period, as a result of which less than a majority of the directors are Incumbent Directors. “Incumbent Directors” will mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the remaining Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

(iii) the date of the consummation of a merger, scheme of arrangement or consolidation of the Company with any other corporation that has been approved by the stockholders of the Company, other than a merger, scheme of arrangement or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(iv) the date of the consummation of the sale or disposition by the Company of all or substantially all the Company’s assets;

in each case which is also a change in control within the meaning of Treasury Regulation 1.409A-3(i)(5). Notwithstanding the foregoing, a transaction will not constitute a Change of Control if: (i) its sole purpose is to change the domicile of the Company’s incorporation; or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(c) Good Reason. For the purposes of this Agreement, “Good Reason” means without Executive’s express written consent, any of the following “Good Reason Conditions”: (i) the Company and/or the U.S. Subsidiary commit a material breach of this Agreement; (ii) a diminution of Executive’s Base Salary at any time or the Company’s failure to increase the Executive’s Base Salary by at least twenty-five percent (25%) on or before the first anniversary of the Effective Date; (iii) a material change in the geographic location at which the Executive provides services to the Company and/or the U.S. Subsidiary (provided that for this purpose, in no event shall a relocation of such provision of services to a new location less than fifty (50) miles from the current location of the provision of services give rise to a Good Reason Condition); (iv) a material diminution in the Executive’s responsibilities, authority or duties, provided a reduction in duties, position or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when the Chief Executive Officer of the Company remains as such following a Change of Control but is not made the Chief Executive Officer of the acquiring Company) shall not be a Good Reason condition; or (v) a successor to the Company fails to assume this Agreement in writing upon becoming a successor or assignee of the Company. With respect to each of the Good Reason Conditions described above, Executive may not establish “Good Reason” unless she has provided written notice of the existence of such condition to the Company within forty five (45) days of the event constituting such Good Reason, the Company fails to reasonably cure such condition within the thirty (30) day period immediately following receipt of such notice and the Executive terminates her employment within sixty (60) days after providing written notice of the existence of a Good Reason Condition or end of the cure period, whichever is later.

10. Assignment. This Agreement will be binding upon and inure to the benefit of any successor of the Company and any successor of a U.S. Subsidiary. Any such successor or affiliate of the Company and any U.S. Subsidiary will be deemed substituted for the Company or a U.S. Subsidiary, respectively, under the terms of this Agreement for all purposes. For this purpose “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger, scheme of arrangement or otherwise, directly or indirectly acquires all or substantially all of the assets or business of either or both the Company or U.S. Subsidiary. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void. This Agreement shall be binding upon and inure to the benefit of Executive and, with respect to Section 7(d), Executive’s legal representatives or heirs.

11. Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (i) on the date of delivery if delivered personally, (ii) two (2) business days after the business day of deposit with Federal Express or a similar courier for next business day (or, internationally, second business day) delivery, or (iii) seven (7) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Fleetmatics USA Holdings, Inc
1100 Winter Street, 4th Floor
Waltham, MA 02451
Attn: Chairman, Board of Directors
With a copy to:

Goodwin Procter LLP
Exchange Place
53 State Street
Boston, MA 02109
Fax: (617) 523-1231
Attention: Joseph C. Theis, Jr., Esq.
Email: jtheis@goodwinprocter.com

If to Executive,

Jill Ward

to Executive’s most current address in the records of the Company or the U.S. Subsidiary unless Executive otherwise notifies the Company in writing.

With a copy to:
K&L Gates
70 West Madison Street, Suite 3100
Chicago, Illinois 60602
Fax: (312) 827-8000
Attention: Matthew R. Jones
Email: matthew.jones@klgates.com

12. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

13. Arbitration. To ensure the rapid and economical resolution of disputes that may arise in connection with Executive’s employment with the Company or U.S. Subsidiary, Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, Executive’s employment, or the termination of Executive’s employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in Boston, Massachusetts, conducted by the Judicial Arbitration and Mediation Services, Inc. (“JAMS”) or its successor, under the then applicable Employment Arbitration rules of JAMS. Executive and the Company acknowledge that by agreeing to this arbitration procedure, each party waives the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that Executive or the Company would be entitled to seek in a court of law. Nothing in this Agreement is intended to prevent either the Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

Notwithstanding the foregoing, Executive and the Company each have the right to petition the court for injunctive relief and seek damages relating to any issue or dispute arising under the Noncompetition Agreement.

14. Integration; Modification. This Agreement and the Noncompetition Agreement represent the entire agreement and understanding between the parties as to the subject matter herein and supersede all prior or contemporaneous agreements whether written or oral, including without limitation, the Term Sheet for Employment at Fleetmatics, provided however, the Executive’s rights and obligations relating to her equity interests in the Company or the U.S. Subsidiary shall be governed by the applicable Equity Documents (in conjunction with the terms as modified herein). Nothing contained herein shall diminish or abrogate (i) Executive’s rights under any indemnification agreements between the Company, the U.S. Subsidiary, and any other affiliate of the Company on the one hand, and Executive on the other, (ii) the provisions of any such entity’s charter, bylaws, memorandum and articles of association, agreement, policies, resolutions or similar documents or statements which provide for indemnification, advancement of expenses, or contribution, or relieve Executive from fiduciary duties or standards of care, (iii) any agreement with a third party, or (iv) Executive’s rights under any insurance policy or similar arrangement. This Agreement may be modified only by agreement of the parties by a written instrument executed by the parties that is designated as an amendment to this Agreement.

15. Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

16. Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

17. Taxes All payments made pursuant to this Agreement will be subject to withholding of applicable taxes. Nothing herein shall be construed to require the Company to design compensation plans and/or to alter Executive’s duties or responsibilities in order to minimize tax consequences to Executive.

18. Governing Law/Consent to Jurisdiction. This Agreement will be governed by the laws of the Commonwealth of Massachusetts (with the exception of its conflict of laws provisions). The parties hereby expressly consent to the personal jurisdiction of the state and federal courts located in the Commonwealth of Massachusetts for any action or proceeding arising from or relating to this Agreement and/or relating to any arbitration in which the parties are participants. Subject to Section 13, the parties hereby agree that the state and federal courts in Commonwealth of Massachusetts shall have the exclusive jurisdiction to consider any matters related to this Agreement, including without limitation any claim for violation of this Agreement. With respect to any such court action, the Executive (i) submits to the jurisdiction of such courts, (ii) consents to service of process, and (iii) waives any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction or venue.

19. Acknowledgment. Executive acknowledges that she has had the opportunity to discuss this matter with and obtain advice from her private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

20. Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

21. Attorney’s Fees. In the event of a dispute between the parties under this Agreement, the prevailing party shall be entitled to recover its costs and attorney’s fees from the non-prevailing party, including those incurred at trial, arbitration, and on appeal.

22. 409A. Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation subject to the twenty percent (20%) additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six (6) months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six (6)-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule. All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h). The parties intend that the payments contemplated by this Agreement will be exempt from, or otherwise administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party. The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

23. Excess Parachute Payments.

(a) Certain Reductions in Agreement Payments. Anything in this Agreement to the contrary notwithstanding, in the event a nationally recognized independent accounting firm designated by the Company and reasonably acceptable to Executive (the “Accounting Firm”) shall determine that receipt of all payments or distributions by the Company and U.S. Subsidiary and each of their respective affiliates in the nature of compensation to or for Executive’s benefit, whether paid or payable pursuant to this Agreement or otherwise (a “Payment”), would subject Executive to the excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the Accounting Firm shall determine as required below in this Section 23(a) whether to reduce any of the Payments paid or payable pursuant to this Agreement (the “Agreement Payments”) to the Reduced Amount (as defined in Section 23(d)). The Agreement Payments shall be reduced to the Reduced Amount only if the Accounting Firm determines that Executive would have a greater Net After-Tax Receipt (as defined in Section 23(d)) of aggregate Payments if Executive’s Agreement Payments were so reduced. If the Accounting Firm determines that Executive would not have a greater Net After-Tax Receipt of aggregate Payments if Executive’s Agreement Payments were so reduced, then Executive shall receive all Agreement Payments to which Executive is entitled.

(b) Accounting Firm Determinations. If the Accounting Firm determines that aggregate Agreement Payments should be reduced to the Reduced Amount, the Company shall promptly give Executive notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Section shall be binding upon the Company and Executive (absent manifest error) and shall be made as soon as reasonably practicable and in no event later than fifteen (15) days following the Date of Termination. For purposes of reducing the Agreement Payments to the Reduced Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced. The reduction of the amounts payable hereunder, if applicable, shall first be made by first reducing or eliminating those payments or benefits which are payable in cash and then by reducing or eliminating payments which are not payable in cash, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from date of Executive’s termination. For this purpose, where multiple payments or benefits are to be paid at the same time, they shall be reduced or eliminated on a pro rata basis.

(c) Overpayments; Underpayments. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of Executive pursuant to this Agreement which should not have been so paid or distributed (an “Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of Executive pursuant to this Agreement which should have been so paid or distributed (an “Underpayment”), in each case consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or Executive which the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, Executive shall pay any such Overpayment to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by Executive to the Company if and to the extent such payment would not either reduce the amount on which Executive is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be paid promptly (and in no event later than sixty (60) days following the date on which the Underpayment is determined) by the Company to or for the benefit of Executive together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

(d) Definitions. The following terms shall have the following meanings for purposes of this Section:

(i) “Reduced Amount” shall mean the greatest amount of Agreement Payments that can be paid that would not result in the imposition of the excise tax under Section 4999 of the Code.

(ii) “Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to Executive’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm determined to be likely to apply to Executive in the relevant taxable year(s).

(b) Fees and Expenses. All fees and expenses of the Accounting Firm shall be paid solely by the Company.

24. Legal Fees Associated with this Agreement. The Company shall pay the documented legal fees and expenses of the Executive’s counsel in connection with the review, negotiation, drafting and finalization of this Agreement in an amount not to exceed ten thousand dollars ($10,000).

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

The Company

Fleetmatics Group PLC

By:	/s/ James M. Travers
Name: James M. Travers
Title: Chairman/CEO

4-7-15
DATE

U.S. Subsidiary

Fleetmatics USA Holdings, Inc.

By:	/s/ James M. Travers
Name: James M. Travers
Title: Chairman/CEO

4-7-15
DATE

The Executive

By:	/s/ Jill Ward
Jill Ward

4-7-15
DATE

EXHIBIT A

FLEETMATICS

Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement

In consideration and as a condition of my employment or continued employment by Fleetmatics USA Holdings, Inc. (along with its parents, subsidiaries and affiliates, the “Company”), I agree as follows:

Proprietary Information. I agree that all information, whether or not in writing, concerning the Company’s business, technology, business relationships or financial affairs which the Company has not released to the general public (collectively, “Proprietary Information”) is and will be the exclusive property of the Company. By way of illustration, Proprietary Information may include information or material which has not been made generally available to the public, such as: (a) corporate information, including plans, strategies, methods, policies, resolutions, negotiations or litigation; (b) marketing information, including strategies, methods, customer identities or other information about customers, prospect identities or other information about prospects, or market analyses or projections; (c) financial information, including cost and performance data, debt arrangements, equity structure, investors and holdings, purchasing and sales data and price lists; and (d) operational and technological information, including plans, specifications, manuals, forms, templates, software, designs, methods, procedures, formulas, discoveries, inventions, improvements, concepts and ideas; and (e) personnel information, including personnel lists, reporting or organizational structure, resumes, personnel data, compensation structure, performance evaluations and termination arrangements or documents. Proprietary Information also includes information received in confidence by the Company from its customers or suppliers or other third parties.

Recognition of Company’s Rights. I will not, at any time, without the Company’s prior written permission, either during or after my employment, disclose any Proprietary Information to anyone outside of the Company, or use or permit to be used any Proprietary Information for any purpose other than the performance of my duties as an employee of the Company. I will cooperate with the Company and use my best efforts to prevent the unauthorized disclosure of all Proprietary

Information. I will deliver to the Company all copies of Proprietary Information in my possession or control upon the earlier of a request by the Company or termination of my employment.

Rights of Others. I understand that the Company is now and may hereafter be subject to non-disclosure or confidentiality agreements with third persons which require the Company to protect or refrain from use of proprietary information. I agree to be bound by the terms of such of those agreements as to which I have knowledge in the event I have access to such proprietary information.

Commitment to Company; Avoidance of Conflict of Interest. Subject to the express terms of my employment agreement with the Company, while an employee of the Company, I will devote my full-time efforts to the Company’s business and I will not engage in any other business activity that conflicts with my duties to the Company; I will advise the Chief Executive Officer of the Company or his or her nominee at such time as any activity of either the Company or another business presents me with a conflict of interest or the appearance of a conflict of interest as an employee of the Company; and I will take whatever action is requested of me by the Company to resolve any conflict or appearance of conflict which it finds to exist.

Developments. I will make full and prompt disclosure to the Company of all inventions, discoveries, designs, developments, methods, modifications, improvements, processes, algorithms, databases, computer programs, formulae, techniques, trade secrets, graphics or images, audio or visual works, and other works of authorship related to the business of the Company (collectively “Developments”), whether or not patentable or copyrightable, that are created, made, conceived or reduced to practice by me (alone or jointly with others) or under my direction during the period of my employment. I acknowledge that all work performed by me for the Company is on a “work for hire” basis, and I hereby do assign and transfer and, to the extent any such assignment cannot be made at present, will assign and transfer, to the Company and its successors and assigns all my right, title and interest in all Developments that (a) relate to the business of the Company or any customer of or supplier to the Company or any of the products or services being researched, developed, manufactured or sold by the Company or which may be used with such products or services; or (b) result from tasks assigned to me by the Company; or (c) result from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company (“Company-Related Developments”), and all related patents, patent applications, trademarks and trademark applications, copyrights and copyright applications, and other intellectual property rights in all countries and territories worldwide and under any international conventions (“Intellectual Property Rights”).

To preclude any possible uncertainty, I have set forth on Exhibit A attached hereto a complete list of Developments that I have, alone or jointly with others, conceived, developed or reduced to practice prior to the commencement of my employment with the Company that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (“Prior Inventions”). I have also listed on Exhibit A all patents and patent applications in which I am named as an inventor, other than those which have been assigned to the Company (“Other Patent Rights”). If no such disclosure is attached, I represent that there are no Prior Inventions or Other Patent Rights. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine or other work done for the Company, I hereby grant to the Company a nonexclusive, royalty-free, irrevocable, worldwide license (with the full right to sublicense) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, I will not incorporate, or permit to be incorporated, Prior Inventions in any Company-Related Development without the Company’s prior written consent.

This Agreement does not obligate me to assign to the Company any Development which, in the sole judgment of the Company, reasonably exercised, is developed entirely on my own time and does not relate to the business efforts or research and development efforts in which, during the period of my employment, the Company actually is engaged or reasonably would be engaged, and does not result from the use of premises or equipment owned or leased by the Company. However, I will also promptly disclose to the Company any such Developments for the purpose of determining whether they qualify for such exclusion. I understand that to the extent this Agreement is required to be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this paragraph 5 will be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes. I also hereby waive all claims to any moral rights or other special rights which I may have or accrue in any Company-Related Developments.

Documents and Other Materials. I will keep and maintain adequate and current records of all Proprietary Information and Company-Related Developments developed by me during my employment, which records will be available to and remain the sole property of the Company at all times.

All files, letters, notes, memoranda, reports, records, data, sketches, drawings, notebooks, layouts, charts, quotations and proposals, specification sheets, program listings, blueprints, models, prototypes, or other written, photographic or other tangible material containing Proprietary Information, whether created by me or others, which come into my custody or possession, are the exclusive property of the Company to be used by me only in the performance of my duties for the Company. Any property situated on the Company’s premises and owned by the Company, including without limitation computers, disks and other storage media, filing cabinets or other work areas, is subject to inspection by the Company at any time with or without notice. In the event of the termination of my employment for any reason, I will deliver to the Company all files, letters, notes, memoranda, reports, records, data, sketches, drawings, notebooks, layouts, charts, quotations and proposals, specification sheets, program listings, blueprints, models, prototypes, or other written, photographic or other tangible material containing Proprietary Information, and other materials of any nature pertaining to the Proprietary Information of the Company and to my work, and will not take or keep in my possession any of the foregoing or any copies.

Enforcement of Intellectual Property Rights. I will cooperate fully with the Company, both during and after my employment with the Company, with respect to the procurement, maintenance and enforcement of Intellectual Property Rights in Company-Related Developments. I will sign all papers, including without limitation copyright applications, patent applications, declarations, oaths, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Company-Related Development. If the Company is unable, after reasonable effort, to secure my signature on any such papers, I hereby irrevocably designate and appoint each officer of the Company as my agent and attorney-in-fact to execute any such papers on my behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Company-Related Development.

Non-Competition and Non-Solicitation. In order to protect the Company’s Proprietary Information and good will, during my employment and for a period of twelve (12) months following the termination of my employment for any reason (the “Restricted Period”), I will not directly or indirectly, whether as owner, partner, shareholder, director, consultant, agent, employee, co-venturer or otherwise, engage, participate or invest in any business activity anywhere in the United States that (i) develops, manufactures or markets products which are related to GPS Vehicle Tracking Systems, or (ii) develops, manufactures or markets product related to field service management, or (iii) develops, manufactures or markets any products, or performs any services, that are otherwise competitive with or similar to the products or services of the Company, or products or services that the Company has under development or that are the subject of active planning at any time during my employment; provided that this shall not prohibit any possible investment in publicly traded stock of a company representing less than one percent of the stock of such company. In addition, during the Restricted Period, I will not, directly or indirectly, in any manner, other than for the benefit of the Company, (a) call upon, solicit, divert or take away any of the customers, business or prospective customers of the Company or any of its suppliers, and/or (b) solicit, entice or attempt to persuade any other employee or consultant of the Company to leave the services of the Company for any reason. I acknowledge and agree that if I violate any of the provisions of this paragraph 8, the running of the Restricted Period will be extended by the time during which I engage in such violation(s).

Government Contracts. I acknowledge that the Company may have from time to time agreements with other persons or with the United States Government or its agencies which impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. I agree to comply with any such obligations or restrictions upon the direction of the Company. In addition to the rights assigned under paragraph 5, I also assign to the Company (or any of its nominees) all rights which I have or acquired in any Developments, full title to which is required to be in the United States under any contract between the Company and the United States or any of its agencies.

Prior Agreements. I hereby represent that, except as I have fully disclosed previously in writing to the Company, I am not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of my employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. I further represent that my performance of all the terms of this Agreement as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or in trust prior to my employment with the Company. I will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

Remedies Upon Breach. I understand that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and I consider them to be reasonable for such purpose. Any breach of this Agreement is likely to cause the Company substantial and irrevocable damage and therefore, in the event of such breach, the Company, in addition to such other remedies which may be available, will be entitled to specific performance and other injunctive relief.

Use of Voice, Image and Likeness. I give the Company permission to use my voice, image or likeness, with or without using my name, for the purposes of advertising and promoting the Company, or for other purposes deemed appropriate by the Company in its reasonable discretion, except to the extent expressly prohibited by law.

Publications and Public Statements. I will obtain the Company’s written approval before publishing or submitting for publication any material that relates to my work at the Company and/or incorporates any Proprietary Information. To ensure that the Company delivers a consistent message about its products, services and operations to the public, and further in recognition that even positive statements may have a detrimental effect on the Company in certain securities transactions and other contexts, any statement about the Company which I create, publish or post during my period of employment and for six (6) months thereafter, on any media accessible by the public, including but not limited to electronic bulletin boards and Internet-based chat rooms, must first be reviewed and approved by an officer of the Company before it is released in the public domain.

No Employment Obligation. I understand that this Agreement does not create an obligation on the Company or any other person to continue my employment. I acknowledge that, unless otherwise agreed in a formal written employment agreement signed on behalf of the Company by an authorized officer, my employment with the Company is at will and therefore may be terminated by the Company or me at any time and for any reason.

Survival and Assignment by the Company. I understand that my obligations under this Agreement will continue in accordance with its express terms regardless of any changes in my title, position, duties, salary, compensation or benefits or other terms and conditions of employment. I further understand that my obligations under this Agreement will continue following the termination of my employment regardless of the manner of such termination and will be binding upon my heirs, executors and administrators. The Company will have the right to assign this Agreement to its affiliates, successors and assigns. I expressly consent to be bound by the provisions of this Agreement for the benefit of the Company or any parent, subsidiary or affiliate to whose employ I may be transferred without the necessity that this Agreement be resigned at the time of such transfer.

Disclosure to Future Employers. During the Restricted Period, I will provide a copy of this Agreement to any prospective employer, partner or co-venturer prior to entering into an employment, partnership or other business relationship with such person or entity.

Severability. In case any provisions (or portions thereof) contained in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

Interpretation. This Agreement will be deemed to be made and entered into in the Commonwealth of Massachusetts, and will in all respects be interpreted, enforced and governed under the laws of the Commonwealth of Massachusetts. I hereby agree to consent to personal jurisdiction of the state and federal courts situated within Suffolk County, Massachusetts for purposes of enforcing this Agreement, and waive any objection that I might have to personal jurisdiction or venue in those courts. I agree that my electronic signature is the legal equivalent of my manual signature on this Agreement.

I UNDERSTAND THAT THIS AGREEMENT AFFECTS IMPORTANT RIGHTS. BY SIGNING BELOW, I CERTIFY THAT I HAVE READ IT CAREFULLY AND AM SATISFIED THAT I UNDERSTAND IT COMPLETELY.

IN WITNESS WHEREOF, the undersigned has executed this agreement as a sealed instrument as of the date set forth below.

Signed:	/s/ Jill A. Ward
(Employee’s full name)

Type or print name:	Jill A. Ward

Date:	4-7-15

EXHIBIT A

To:

From:

Date:

SUBJECT:	Prior Inventions

The following is a complete list of all inventions or improvements relevant to the subject matter of my employment by the Company that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☐	No inventions or improvements

☐	See below:

☐	Additional sheets attached

The following is a list of all patents and patent applications in which I have been named as an inventor:

☐	None

☐	See below: